UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 5, 2009

ABAXIS, Inc.
 (Exact name of registrant as specified in its charter)

California	000-19720	77-0213001
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3240 Whipple Road, Union City, CA	94587
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (510) 675-6500

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

Effective January 5, 2009, we entered into a License Agreement, or Agreement, with Inverness Medical Switzerland GmbH, or Inverness, pursuant to which we licensed co-exclusively certain worldwide patent rights related to lateral flow technology in the field of animal health diagnostics in the professional marketplace. The Agreement provides that Inverness shall not grant any future rights to any third parties under its current lateral flow patent rights in the animal health diagnostics field in the professional marketplace. The Agreement enables us to develop and market products under rights from Inverness to address animal health and laboratory animal research markets estimated to be over $100 million in the United States.

We paid a $5 million upfront license fee and are required to pay royalties, including annual minimum royalties of $0.5 million to $1.0 million per year over the term of the Agreement, based on sales of products covered by claims under the licensed Inverness patent rights.

There can be no assurance that we will be able to develop a test or other products based upon or using the licensed patent rights, or that even if we are able to develop products in the field of animal health diagnostics in the professional marketplace, that we will be successful in achieving commercial scale or commercial acceptance in addressing the targeted market.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 9, 2009

ABAXIS, INC.

By: /s/ Alberto R. Santa Ines
Alberto R. Santa Ines
Vice President, Finance and
Chief Financial Officer

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